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                                                                     Exhibit 11

THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Earnings Per Share
(In thousands)

                                                                Twelve Months Ended December 31
                                                           -----------------------------------------
                                                            1997             1996              1995
                                                           ------           ------            ------
EARNINGS:
Basic:
Net income as reported                                     $929,292           732,702           751,392
Dividends on preferred stock, net of taxes                  (10,304)          (28,893)          (36,560)
Premium on preferred shares redeemed                         (4,441)           (1,033)             (823)
                                                      --------------   --------------    --------------
    Net income available to common shares                  $914,547           702,776           714,009
                                                      --------------   --------------    --------------
                                                      --------------   --------------    --------------
Diluted:
Net income as reported                                     $929,292           732,702           751,392
Dividends on preferred stock, net of taxes                   (1,659)          (16,400)          (16,400)
Premium on preferred shares redeemed                         (4,441)           (1,033)             (823)
Dividends on convertible monthly income
  preferred securities, net of taxes                          8,073             8,073             5,046
Additional expense due to assumed conversion
  of PSOP preferred stock, net of taxes                      (2,647)           (3,015)           (3,477)
Interest expense on zero coupon bonds, net of taxes           3,143             5,133             6,164
                                                      --------------   --------------    --------------
    Net income available to common shares                  $931,761           725,460           741,902
                                                      --------------   --------------    --------------
                                                      --------------   --------------    --------------
SHARES:
Basic:
 Weighted average common shares outstanding                 230,158           233,340           231,664
                                                      --------------   --------------    --------------
                                                      --------------   --------------    --------------
Diluted:
 Weighted average common shares outstanding                 230,158           233,340           231,664
 Additional dilutive effect of:
    Assumed conversion of preferred stock                     7,788             9,152            13,657
    Assumed conversion of monthly income
      preferred securities                                    7,017             7,017             4,422
    Assumed exercise of stock options outstanding             4,399             3,089             2,836
    Assumed conversion of zero coupon bonds                   2,923             3,263             4,077
                                                      --------------   --------------    --------------
    Weighted average, as adjusted                           252,285           255,861           256,656
                                                      --------------   --------------    --------------
                                                      --------------   --------------    --------------
EARNINGS PER COMMON SHARE:
    Basic                                                     $3.97              3.01              3.08
    Diluted                                                   $3.69              2.84              2.89
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